Exhibit 99.1

News Release

Media Contact:	Investor Contact:
Doug Holt	Bev Fleming
(312) 557-1571	(312) 444-7811
Doug_Holt@ntrs.com	Beverly_Fleming@ntrs.com

http://www.northerntrust.com

Northern Trust Appoints Chief Operating Officer and Chief Financial Officer

CHICAGO, July 19, 2011 – Northern Trust Corporation (Nasdaq: NTRS) announced today that William L. Morrison has been appointed President and Chief Operating Officer.

The appointment will take effect October 1, and Morrison will continue to report to Chairman and Chief Executive Officer Frederick H. Waddell.

“Bill is an exceptional leader and a highly regarded member of our executive management team,” Waddell said. “As a 38-year veteran of the banking industry, including the past 15 years at Northern Trust, Bill has played a key role in bringing Northern Trust to its present strong position.”

Morrison, an Executive Vice President and member of Northern Trust’s Management Group, has served as Chief Financial Officer since September 2009.

Replacing Morrison in the role of Chief Financial Officer will be Michael G. O’Grady, who will join Northern Trust in August and assume the role of Chief Financial Officer effective October 1, reporting to Waddell.

O’Grady joins Northern Trust from Bank of America Merrill Lynch’s Financial Institutions Investment Banking Group, where he served as Managing Director and head of the firm’s Depository Institutions Group for the Americas, covering banks as well as certain asset managers, insurance brokers and exchanges. He joined Merrill Lynch in 1992 as an Associate.

Prior to Merrill Lynch, O’Grady worked for Price Waterhouse from 1987 to 1990. He graduated from the University of Notre Dame with a bachelor’s degree in Accountancy and received his MBA from Harvard Business School.

“Mike has advised clients on numerous strategic and capital markets transactions and is very familiar with Northern Trust,” Waddell said. “I am confident that Mike will strengthen the already outstanding leadership team at Northern Trust.”

In his role as Chief Operating Officer, Morrison will provide operational leadership across business lines. Effective October 1, the heads of Northern Trust’s Personal Financial Services, Corporate & Institutional Services, Northern Trust Global Investments, and Operations and Technology, as well as Global Marketing, will report to Morrison.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, banking solutions and fiduciary services for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has offices in 18 U.S. states and 16 international locations in North America, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2011, Northern Trust had assets under custody of US$4.4 trillion, and assets under investment management of US$662.2 billion. For more than 120 years, Northern Trust has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit www.northerntrust.com.

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